Exhibit 27(n)(2)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-89875 of the portfolios of Titanium Universal Life Variable Account on Form N-6 of our report dated April 25, 2003, relating to the financial statements of United Investors Life Insurance Company, and our report dated April 25, 2003, relating to the financial statements of Titanium Universal Life Variable Account, both contained in the Statement of Additional Information to Part B of Post-Effective Amendment No. 6 to Registration Statement No. 333-89875 of Titanium Universal Life Variable Account on Form N-6.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

December 4, 2003